SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐                        Preliminary proxy statement                                                   ☐    Confidential, For Use of the Commission Only (as permitted by Rule 14a—6(e)(2))

☒        Definitive proxy statement

☐        Definitive additional materials

☐        Soliciting material under Rule 14a-12

Essex Property Trust, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒        No fee required.

☐        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)       Title of each class of securities to which transaction applies:

(2)       Aggregate number of securities to which transactions applies:

(3)                      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)       Proposed maximum aggregate value of transaction.

(5)       Total fee paid:

            ☐  Fee paid previously with preliminary materials:

                                    ☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)       Amount previously paid:

(2)       Form, Schedule or Registration Statement No.:

(3)       Filing Party:

(4)       Date Filed:

ESSEX PROPERTY TRUST, INC.
925 East Meadow Drive
Palo Alto, California  94303

April 4, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 annual meeting of stockholders of Essex Property Trust, Inc., a Maryland corporation (the “Company”), to be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025 on May 10, 2005, at 1:00 p.m., Pacific Daylight Time.

The attached notice of annual meeting and proxy statement describe the matters expected to be acted upon at the meeting.  We urge you to review these materials carefully.

Please use this opportunity to take part in the Company’s affairs by voting on the business to be presented at the meeting.  Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card as promptly as possible.  If you attend the meeting, you may vote in person, even if you have previously mailed your proxy card.

We look forward to seeing you at the annual meeting.

Sincerely,

Keith R. Guericke
Vice Chairman of the Board,
Chief Executive Officer and President

ESSEX PROPERTY TRUST, INC.

Notice of Annual Meeting of Stockholders
To Be Held May 10, 2005

The 2005 annual meeting of stockholders (the “Annual Meeting”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), will be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025 on May 10, 2005 at 1:00 p.m., Pacific Daylight Time, to consider and vote upon the following proposals:

1.             Election of the following four Class II directors of the Company to serve until the 2008 annual meeting of stockholders and until their successors are elected and qualified:  David W. Brady, Robert E. Larson, Michael J. Schall and Willard H. Smith, Jr.

2.             Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2005; and

3.             To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached and made a part of this notice.

The Board of Directors has fixed the close of business on February 28, 2005 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting in person, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting.  If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so.  Your proxy is revocable in accordance with the procedures set forth in the proxy statement.  By Order of the Board of Directors,

Keith R. Guericke

Vice Chairman of the Board,

Chief Executive Officer and President

Palo Alto, California
April 4, 2005

Mailed to Stockholders on or about April 4, 2005

ESSEX PROPERTY TRUST, INC.
925 East Meadow Drive
Palo Alto, California  94303

This Proxy Statement is furnished to the holders (the “Stockholders”) of the outstanding shares of Common Stock $0.0001 par value (the “Common Stock”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies in the accompanying form for use in voting at the 2005 annual meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 10, 2005 at 1:00 p.m., Pacific Daylight Time, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025 and any adjournment or postponement thereof.

FORM OF PROXY CARD

This Proxy Statement is accompanied by a form of proxy card for use by Stockholders.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Mr. Jordan E. Ritter) a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs.  These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to the Stockholders.

The Company may use the services of Corporate Investor Communications, Inc. to assist in soliciting proxies and, in such event, the Company expects to pay approximately $10,000 for such services.  The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

The presence at the Annual Meeting, either in person or by proxy, of Stockholders holding a majority of the shares of Common Stock outstanding on the Record Date (as defined below) will constitute a quorum for the purposes of approving Proposals 1 and 2 at the Annual Meeting.  The close of business on February 28, 2005 has been fixed as the record date (the “Record Date”) for determining the Stockholders entitled to notice of and to vote at the Annual Meeting.  Each share of Common Stock outstanding on the Record Date is entitled to one vote on Proposals 1 and 2.  As of the Record Date, there were 23,047,471 shares of Common Stock outstanding.

Shares of Common Stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.  The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote is required to elect directors.  Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the most votes.  Approval of Proposal 2 requires the affirmative vote of a majority of the shares of Common Stock who are present or represented by proxy and entitled to vote at the Annual Meeting.  For purposes of the vote on Proposal 2, abstentions will have the same effect as a vote against such Proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on such Proposal.

Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting.  The New York Stock Exchange permits member organizations to give proxies, whether or not instructions have been received from beneficial owners, to vote as to the election of directors and also on matters of the type contained in Proposal 2.  The shares of Common Stock represented by properly executed proxy cards will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of Proposals 1 and 2.  The Company does not presently know of any other business which may come before the Annual Meeting.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of the proxy statement and annual report may have been sent to multiple Stockholders in a Stockholder’s household.  The Company will promptly deliver a separate copy of either document to any Stockholder who contacts the Company’s investor relations department at (650) 849-1656 requesting such copies.  If a Stockholder is receiving multiple copies of the proxy statement and annual report at the Stockholder’s household and would like to receive a single copy of these documents for a Stockholder’s household in the future, Stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of Common Stock as of the Record Date for (i) each person known by the Company to hold more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director and each of the executive officers named in the Summary Compensation Table below, and (iii) all directors and such executive officers as a group.

Beneficial ownership in the following table is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”).  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding.  Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.  To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Common Stock Outstanding (2)	Percentage of Shares of Common Stock Outstanding and Operating Partnership Interests (3)

George M. Marcus(4)(5)	1,752,111	7.1%	6.9%

William A. Millichap(4)(6)	586,391	2.5%	2.3%

Keith R. Guericke(4)(7)	175,265	*	*

Michael J. Schall(4)(8)	97,679	*	*

Michael T. Dance(4)(9)	0	*	*

John D. Eudy(4)(10)	26,846	*	*

Robert C. Talbott(4)(11)	19,619	*	*

Craig K. Zimmerman(4)(12)	45,427	*	*

David W. Brady(4)(13)	2,500	*	*

Robert E. Larson(4)(14)	22,992	*	*

Gary P. Martin(4)(15)	20,000	*	*

Issie N. Rabinovitch(4)(16)	22,500	*	*

Thomas E. Randlett(4)(17)	29,257	*	*

Willard H. Smith, Jr.(4)(18)	22,500	*	*

All directors and executive officers as a group (13 persons)(19)	2,350,652	9.4%	9.1%

Morgan Stanley (20)	1,655,492	7.2%	6.5%

Stichting Pensioenfonds APB (21)	1,579,400	6.9%	6.2%

AMVESCAP, PLC (22)	1,546,135	6.7%	6.1%

Adelante Capital Management LLC (23)	1,490,549	6.5%	5.9%

John M. Sachs (24)	1,291,006	5.6%	5.1%

* Less than 1%

(1)                                  Mr. Marcus, certain officers and directors of the Company and certain other entities and investors own limited partnership interests in Essex Portfolio, L.P., a California limited partnership (the “Operating Partnership”), which presently aggregate to approximately a 9.7% limited partnership interest.  The Company presently has approximately 90.3% general partnership interest in the Operating Partnership.  The limited partners of the Operating Partnership share with the Company, as general partner, in the net income or loss and any distributions of the Operating Partnership.  Pursuant to the partnership agreement of the Operating Partnership, limited partnership interests can be exchanged into shares of the Company’s Common Stock.

(2)                                  With respect to shares of Common Stock, assumes exchange of the limited partnership interests in the Operating Partnership held by such person, if any, into shares of the Company’s Common Stock.  The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests or vested options held by other persons are exchanged or converted into shares of the Company’s Common Stock and is based on 23,047,471 shares of the Company’s Common Stock outstanding as of the Record Date.

(3)                                  Assumes exchange of all outstanding limited partnership interests (including non-forfeitable Series Z and Series Z-1 Incentive Units) in the Operating Partnership for shares of the Company’s Common Stock, which would result in an additional 2,419,147 outstanding shares of the Company’s Common Stock.  Assumes that none of the interests in partnerships (such as Downreits), other than the Operating Partnership, held by other persons are exchanged into shares of Common Stock, and that none of the vested stock options held by other persons are converted into shares of the Company’s Common Stock.

(4)                                  The business address of such person is 925 East Meadow Drive, Palo Alto, California 94303.

(5)                                  Includes 1,140,482 shares of Common Stock that may be issued upon the exchange of all of Mr. Marcus’ limited partnership interests in the Operating Partnership and in certain other partnerships and 301,494 shares and 15,941 shares of Common Stock that may be issued upon the exchange of all the limited partnership interests in the Operating Partnership held by The Marcus & Millichap Company (“M&M”) and Essex Portfolio Management Company (“EPMC”), respectively.  Also includes 155,000 shares of Common Stock held by M&M, 23,594 shares of Common Stock held in The Marcus & Millichap Company 401(k) Plan (the “M&M 401(k) Plan”), 32,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 4,000 shares of Common Stock held by Mr. Marcus’ children.  Mr. Marcus is a principal stockholder of each of M&M and EPMC and may be deemed to own beneficially, and to share the voting and dispositive power of, 472,435 shares of Common Stock (including shares issuable upon exchange of limited partnership interests).  Mr. Marcus disclaims beneficial ownership of (i) all shares, options and limited partnership interests held by M&M, and (ii) 6,376 shares of the 15,941 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC.

(6)                                  Includes 73,099 shares of Common Stock that may be issued upon the exchange of all of Mr. Millichap’s limited partnership interests in the Operating Partnership and 301,494 shares and 15,941 shares of Common Stock that may be issued upon the exchange of all of the limited partnership interests in the Operating Partnership held by M&M and EPMC, respectively.  Also includes 17,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, 155,000 shares of Common Stock held by M&M, and 15,957 shares of Common Stock held in the M&M 401(k) Plan.  Mr. Millichap is Chairman of Marcus & Millichap Real Estate Investment Brokerage Company (an affiliate of M&M) and a principal stockholder in EPMC and may be deemed to own beneficially, and to share the voting and dispositive power of, 472,435 shares of Common Stock (including shares issuable upon conversion of limited partnership interests).  Mr. Millichap disclaims beneficial ownership of (i) all shares, options and limited partnership interests held by M&M and (ii) 9,565 shares of the 15,941 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC.

(7)                                  Includes 82,564 shares of Common Stock that may be issued upon the exchange of all of Mr. Guericke’s limited partnership interests in the Operating Partnership.  Also includes 27,427 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, 5,070 shares of Common Stock held in the Essex Property Trust, Inc. 401(k) Plan (the “Essex 401(k) Plan”), and 16,565 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 Incentive Units.  Excludes 23,454 shares of Common Stock issuable upon satisfying certain requirements of the Series Z and Series Z-1 Incentive Units.  See “Series Z and Series Z-1 Incentive Units” below.

(8)                                  Includes 35,354 shares of Common Stock that may be issued upon the exchange of all of Mr. Schall’s limited partnership interests in the Operating Partnership.  Also includes 4,573 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, 3,699 shares of Common Stock held in the Essex 401(k) Plan, and 14,423 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 Incentive Units.  Further includes 860 shares of Common Stock held by Mr. Schall’s three children.  Excludes 20,890 shares of Common Stock issuable upon satisfying certain requirements of the Series Z and Series Z-1 Incentive Units.  See “Series Z and Series Z-1 Incentive Units” below.

(9)                                  Mr. Dance joined the Company on February 15, 2005.

(10)                            Includes 7,457 shares of Common Stock that may be issued upon the exchange of all of Mr. Eudy’s limited partnership interests in the Operating Partnership.  Also includes 1,436 shares of Common Stock held in the Essex 401(k) Plan and 12,083 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 Incentive Units.  Excludes 17,252 shares of Common Stock issuable upon satisfying certain requirements of the Series Z and Series Z-1 Incentive Units.  See “Series Z and Series Z-1 Incentive Units” below.

(11)                            Includes 9,131 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, 455 shares of Common Stock held in the Essex Property Trust, Inc. 401(k) Plan and 10,033 shares of Common Stock that may be issued in exchange for non-forfeitable Series Z and Series Z-1 Incentive Units.  Excludes 13,686 shares of Common Stock issuable upon satisfying certain requirements of the Series Z Incentive Units.  See “Series Z and Series Z-1 Incentive Units” below.

(12)                            Includes 25,425 shares of Common Stock that may be issued upon the exchange of all of Mr. Zimmerman’s limited partnership interests in the Operating Partnership and certain other partnerships.  Also includes 12,083 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 Incentive Units.  Excludes 17,252 shares of Common Stock issuable upon satisfying certain requirements of the Series Z and Series Z-1 Incentive Units.  See “Series Z and Series Z-1 Incentive Units” below.

(13)                            Includes 2,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(14)                            Includes 12,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(15)                            Includes 15,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(16)                            Includes 10,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(17)                            Includes 14,153 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(18)                            Includes 17,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.  Mr. Smith is a director of certain funds of Cohen & Steers and he disclaims beneficial ownership of the shares of Common Stock of the Company held by Cohen & Steers Capital Management.

(19)                            Includes 1,681,816 shares of Common Stock that may be issued upon the exchange of all of the executive officers’ and directors’ limited partnership interests in the Operating Partnership and certain other partnerships and 162,784 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.  Also, includes 65,187 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 Incentive Units.  Excludes 92,534 shares of Common Stock issuable upon satisfying the requirements of the Series Z and Series Z-1 Incentive Units.  See “Series Z and Series Z-1 Incentive Units” below.

(20)                            As reported on Schedule 13G, filed February 15, 2005, Morgan Stanley Investment Management, Inc. is a wholly owned subsidiary of Morgan Stanley.  Both entities are investment advisors registered under Section 203 of the Investment Advisors Act of 1940.  Morgan Stanley has the shared power to vote and direct the vote of 1,523 shares and shared dispositive power over 1,523 shares, sole power to vote and direct the vote of 1,161,391 shares and sole dispositive power over 1,161,391 shares.  Morgan Stanley Investment Management, Inc. has the sole power to vote and direct the vote of 1,036,975 shares and sole dispositive power over 1,036,975 shares.  Addresses: Morgan Stanley, 1585 Broadway, New York, New York 10036; Morgan Stanley Investment Management, Inc., 1221 Avenue of the Americas, New York, New York 10020.

(21)                            As reported on Schedule 13G/A, filed February 2, 2005, Stichting Pensioenfonds ABP has the sole power to vote or direct the vote of 1,579,400 shares and the sole dispositive power over 1,579,400 shares.  The address for Stichting Pensioenfonds ABP is Oude Lindestraat 70, Post bus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands.

(22)                            As reported on Schedule 13G filed February 15, 2005, AMVESCAP PLC is the U.K. parent company of INVESCO Institutional (N.A.), Inc., which is an investment advisor registered under Section 203 of the Investment Advisor Act of 1940.  INVESCO Institutional (N.A.), Inc. has the sole power to vote and direct the vote of 1,546,135 shares and sole dispositive power over 1,546,135 shares.  The address for AMVESCAP PLC is 11 Devonshire Square, London, England EC2M 4YR.

(23)                            As reported on Schedule 13G/A filed February 16, 2005, Adelante Capital Management LLC is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Adelante Capital Management LLC has the sole dispositive power over 1,490,549 shares.  The address for Adelante Capital Management LLC is 1995 University Avenue, Suite 225, Berkeley, CA  94704.

(24)                            As reported on Schedule 13G/A filed February 16, 2005, John M. Sachs is the co trustee of trusts holding Essex shares; he has the shared power to vote and direct the vote of 680,000 shares, shared dispositive power over 680,000 shares, sole power to vote and direct the vote of 611,606 shares and sole dispositive power over 611,606 shares.  The address for John M. Sachs is 2399 Camino Del Rio South, Suite 101, San Diego, CA  92108.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s Charter divides the Company’s directors into three classes.  The members of each class of directors serve staggered three-year terms.  The Board presently has the following ten directors: Keith R. Guericke, Issie N. Rabinovitch and Thomas E. Randlett who are classified as Class I directors; David W. Brady, Robert E. Larson, Michael J. Schall and Willard H. Smith, Jr. who are classified as Class II directors; and George M. Marcus, Gary P. Martin, and William A. Millichap who are classified as Class III directors.  The terms of each of the current Class I, Class II and Class III directors expire at the annual meetings of stockholders to be held in 2007, 2005 and 2006, respectively, and upon such directors’ respective successors being elected and qualified or until any such directors’ earlier resignation or removal.

At the Annual Meeting, the Stockholders will elect four directors: if elected, nominees David W. Brady, Robert E. Larson, Michael J. Schall and Willard H. Smith, Jr., will serve as Class II directors for three-year terms.  All of the nominees are currently directors of the Company, and each of the nominees named below has consented, if elected as a director of the Company, to serve until his term expires.  The Class II directors will serve until the annual meeting of stockholders to be held in 2008 and until such directors’ respective successors are elected and qualified or until such directors’ earlier resignation or removal.  The Board believes that each such nominee will stand for election and will serve if elected as a director.  However, in the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company.

The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for the election of a director.  For purposes of the election of directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

Certain information about David W. Brady, Robert E. Larson, Michael J. Schall and Willard H. Smith, Jr., the Class II director nominees, is furnished below.

David W. Brady, Director, holds the Bowen H. and Janice Arthur McCoy endowed chair at Stanford University Graduate School of Business and is a professor of political science in Stanford University School of Humanities and Sciences since 1988.   Dr. Brady served as an associate Dean for academic affairs at the Graduate School of Business from 1996 until 2000, and continues to teach corporate ethics in both MBA and executive education. He is a Deputy Director at the Hoover Institution and senior fellow by courtesy at the Institute for International Studies, both on the Stanford campus.  He is a member of the advisory council for the Kansai Silicon Valley Venture Forum.

Robert E. Larson, Director, has been a General Partner of the Woodside Fund, a venture capital firm based in the Silicon Valley of Northern California, since 1983.  Dr. Larson currently serves as a director of APX, Inc., Azaire Networks, Inc., NCE Pharmaceuticals, Skye Investment Advisors, Televideo Systems, Inc., and Wu-Mart Group.  Prior to 1983, Dr. Larson was founder, director and President of Systems Control, Inc. and was employed by IBM Corporation, Hughes Aircraft Company and SRI International.  He was a Consulting Professor at Stanford University from 1973 to 1988 and President of the International Institute of Electrical and Electronics Engineers (IEEE) in 1982.  Dr. Larson received his Bachelor of Science Degree from M.I.T. in 1960, and his Master’s and Doctorate degrees from Stanford University in 1961 and 1964, respectively, all in Electrical Engineering.

Michael J. Schall, Director, is the Senior Executive Vice President and Chief Operating Officer of the Company and is responsible for the strategic planning and executive oversight of property operations, corporate finance, redevelopment and co investment programs.  From 1993 to 2005, Mr. Schall was Essex’s Chief Financial Officer, responsible for the organizations’ financial and administrative matters.  He joined The Marcus & Millichap Company in 1986.

He was also the Chief Financial Officer of Essex’s predecessor, Essex Property Corporation.  From 1982 to 1986, Mr. Schall was the Director of Finance for Churchill International, a technology-oriented venture capital company.  From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Whinney, where he specialized in the real estate and financial services industries.  Mr. Schall received a Bachelor of Science degree from the University of San Francisco in 1979.  Mr. Schall is a Certified Public Accountant and is a member of the National Association of Real Estate Investment Trusts, the National Multi Housing Council and the American Institute of Certified Public Accountants.

Willard H. Smith, Jr., Director, was employed at Merrill Lynch & Co. from 1979 through 1995, and served as Managing Director since 1983 in their Equity Capital Markets Division.  From 1992 through 1995, Mr. Smith’s primary focus was the REIT industry.  His duties as Managing Director at Merrill Lynch included evaluating companies’ capital structure and equity requirements, placing offerings with Merrill Lynch’s retail and institutional client base, and assessing the market’s demand for potential equity security offerings.  Mr. Smith is also a board member of the Cohen & Steers family of mutual funds.  He is also a board member of Highwoods Properties, Inc. and Realty Income Corporation, which are both REITs, and, recently, he joined the Board of Directors of Crest Net Lease, Inc.  Prior to joining Merrill Lynch & Co., Mr. Smith worked at F. Eberstadt & Co. from 1971 to 1979.  Mr. Smith received his Bachelor of Science degree in Business Administration, and Bachelor of Science degree in Industrial Engineering from the University of North Dakota in 1959 and 1960, respectively.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR
THE ELECTION OF ALL NOMINEES NAMED ABOVE

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of the Record Date with respect to the directors and executive officers, including their ages.

Name and Position	Age	First Elected	Term Expires

George M. Marcus Chairman of the Board	63	1994	2006

William A. Millichap Director	61	1994	2006

Keith R. Guericke Vice Chairman of the Board, Chief Executive Officer and President	56	1994	2007

Michael J. Schall Director, Senior Executive Vice President and Chief Operating Officer	47	1994	2005

Michael T. Dance Executive Vice President and Chief Financial Officer	48	—	—

Name and Position	Age	First Elected	Term Expires

John D. Eudy Executive Vice President-Development	50	—	—

Robert C. Talbott Senior Vice President	44	—	—

Craig K. Zimmerman Executive Vice President-Acquisitions	54	—	—

David W. Brady Director	64	1994	2005

Robert E. Larson Director	66	1994	2005

Gary P. Martin Director	57	1994	2006

Issie N. Rabinovitch Director	59	1994	2007

Thomas E. Randlett Director	62	1994	2007

Willard H. Smith, Jr. Director	68	1996	2005

Biographical information concerning the Class II director nominees is set forth above under the caption “Proposal No. 1 Election of Directors.” Biographical information concerning the executive officers of the Company (some of whom are also directors) is set forth below.

George M. Marcus, Chairman of the Board of Directors, is the founder and has been the Chairman of Essex Property Corporation (predecessor to Essex Property Trust, Inc.) and The Marcus & Millichap Company since their inception in 1971.  The Marcus & Millichap Company is the parent company of a diversified group of real estate service, investment and development firms.  Mr. Marcus was one of the original founders of Greater Bay Bancorp, a publicly held financial institution, and continues to serve on its board of directors.  Included among Mr. Marcus’ professional memberships are the Board of Regents of the University of California, the Real Estate Roundtable, the Policy Advisory Board of the University of California at Berkeley — Center for Real Estate and Urban Economics, as well as numerous other professional and community organizations.  He graduated with a Bachelor of Science degree in Economics from San Francisco State University; he was honored as Alumnus of the Millennium in 1999.  Mr. Marcus is also a graduate of the Harvard Business School of Owners / Presidents Management Program and the Georgetown University Leadership Program.

William A. Millichap, Director, is the Chairman of Marcus & Millichap Real Estate Brokerage Company.  From 1984 to 2000, he was the President of The Marcus & Millichap Company and Marcus & Millichap Real Estate Investment Brokerage Company.  Mr. Millichap joined G.M. Marcus & Company in 1971 as one of its first sales associates and became a regional manager in 1974.  In 1976, he became a principal, and the name of the company was subsequently changed to The Marcus & Millichap Company.  Mr. Millichap became Executive Vice President and President of The Marcus & Millichap Company in 1978 and 1984,

respectively.  Mr. Millichap is a member of the International Council of Shopping Centers and the National Venture Capital Association, and serves on the Board of Directors of the National Multi-Housing Council.  In addition, Mr. Millichap is a member of the Board of Directors of numerous privately held companies.  Mr. Millichap received a Bachelor of Science degree in Economics from the University of Maryland in 1965.  Prior to becoming affiliated with Mr. Marcus in 1971, he served as an officer in the United States Navy.

Keith R. Guericke has held the position of President and Chief Executive Officer of the Company since 1988.  Mr. Guericke joined the Company’s predecessor, Essex Property Corporation, in 1977.  Focusing on investment strategies and portfolio expansion, Mr. Guericke prepared the Company for its IPO in 1994.  Since 1994, under his leadership, the Company has significantly increased its multifamily portfolio in supply-constrained markets in the West Coast region.  Mr. Guericke is a member of the National Association of Real Estate Investment Trusts, the American Institute of Certified Public Accountants, the National Multi-Housing Council as well as several local apartment industry groups.  Mr. Guericke began his career with the Company after working with Kenneth Leventhal & Company, a CPA firm noted for its real estate expertise.  Mr. Guericke received his Bachelor of Science degree in Accounting from Southern Oregon College in 1971.

Michael T. Dance, the Company’s Executive Vice President and Chief Financial Officer, joined the Company on February 15, 2005.  Prior to joining the Company and from September 2002, Mr. Dance owned and operated a private consultancy practice that provided audits and SOX compliance consultation and litigation support.  In addition, since the fall semester of 2002, Mr. Dance has been an adjunct Professor for the University of California at Berkeley, HAAS School of Business and in July 2005 he was named the Executive Director at the Center for Financial Reporting and Management at the University of California at Berkeley, HAAS School of Business.  Michael Dance began his career at KPMG LLP in 1978 and, from 1990 to 2002, was a partner with KPMG LLP, where he worked with clients in the real estate, construction, health care and technology industries.  He graduated from California State University, Hayward with a B.A. in Economics and has been an active California CPA since 1980.  Mr. Dance is a member of the AICPA and California State Society of CPA’s.

John D. Eudy is responsible for development activities, from the point of acquisition through construction and stabilization.  Mr. Eudy joined the Company’s predecessor, Essex Property Corporation, in 1985.  While at the Company, Mr. Eudy has been responsible for numerous activities including arranging of financing, due diligence, asset management and asset disposition.  Prior to joining the Company, Mr. Eudy was a Vice President in the Commercial Real Estate Investment Group of Crocker National Bank from 1980 to 1985 and Home Federal Savings from 1977 to 1980.  He received a Bachelor of Science degree in Finance from San Diego State University in 1977 and is a graduate of the University of Southern California’s Management Leadership School.  Mr. Eudy is a member of the Urban Land Institute and National Association of Real Estate Investment Trusts.  Mr. Eudy also serves on the Board of Directors of Silvergate Bank in San Diego, which specializes in secured real estate lending.

Robert C. Talbott is responsible for property and asset management activities.  He joined the Company in 1999.  Prior to joining the Company, Mr. Talbott was the Vice President of Asset Management with BRE Properties, Inc., a real estate investment trust, from 1997 to 1999.

Between 1989 and 1995, he served as a Partner and Chief Operating Officer of Trammell Crow Residential Services where he had been employed since 1989.  From 1985 to 1989, he served as the General Manager of the Solano County Fair Association.  He graduated with honors upon receiving a Master in Business Administration degree from Saint Mary’s College in Moraga, California.  Mr. Talbott received a Bachelor of Science degree in Agricultural Business Management from California Polytechnic State University in San Luis Obispo in 1985.  Mr. Talbott is past President of the Board of the Housing Industry Foundation and is past President of the Tri-County Apartment Association.

Craig K. Zimmerman is responsible for acquisition activities.  Mr. Zimmerman joined the Company’s predecessor, Essex Property Corporation, in 1984 and was primarily responsible for the acquisition of multifamily residential properties.  Prior to joining the Company, Mr. Zimmerman was the Vice President of Acquisitions with Prometheus Development Company, a national real estate developer and a principal in Zimmerman Properties.  From 1975 through 1978, Mr. Zimmerman worked as a real estate acquisitions specialist for American Equities Corporation.  He received a Bachelor of Arts degree in Rhetoric from the University of California at Berkeley in 1974.

Gary P. Martin, Director, a private investor, was the Vice President and Chief Financial Officer of Mobile Smart, a semiconductor company serving the automotive industry for the period from September 2000 to July 2002.  From April 1998 to August 2000, he served as Vice President and Chief Financial Officer of Halo Data Devices, a supplier of data storage products for the disk drive market.  Mr. Martin served from August 1995 to January 1998 as Vice President of Finance and Chief Financial Officer of 3Dfx Interactive, Inc.  Prior to this position, from September 1993 to July 1995, he served as Vice President of Finance and the Chief Financial Officer for MiniStor Peripherals Corporation, a supplier of data storage products for the mobile computer market.  From 1985 to 1993, he was Senior Vice President of Finance and Administration for Chips and Technologies, Inc., where he also developed joint business ventures within the Soviet Union.  From 1983 to 1984, Mr. Martin was Vice President of Finance and Chief Financial Officer for Starstruck, Inc., a company involved in space development through private enterprise.  In addition, Mr. Martin was one of the earliest employees at Apple Computer, Inc., where he held both corporate and European controller positions during the period from 1977 to 1983.  Prior to working at Apple Computer, Inc., from 1971 to 1977, he worked for Aero Air Freight and National Semiconductor.  He received a Bachelor of Science degree in Accounting from San Jose State University in 1971.

Issie N. Rabinovitch, Director, is a partner at Cheyenne Capital, a venture capital firm.  He was the Chief Executive Officer of Mainsail Networks, a telecommunications company in 2000 and 2001. Prior to joining Cheyenne Capital, Mr. Rabinovitch served from 1991 to 1994 as President and Chief Executive Officer of Micro Power Systems, Inc., a company engaged in the designing, manufacturing and marketing of multiple semiconductor products.  From 1985 to 1991, Mr. Rabinovitch was President of Berkeley International Capital Corporation, a venture capital firm.  From 1983 to 1985, Mr. Rabinovitch was President of Crowntek Software International, a software development and distribution company.  Before joining Crowntek, he was employed by the Xerox Corporation in various management roles.  Mr. Rabinovitch received a Bachelor of Science degree from McGill University in 1967 and a Master’s of Business Administration degree from Harvard University in 1970.

Thomas E. Randlett, Director, is a certified public accountant and has been a director at the Law & Economics Consulting Group, Inc. since 1992.  Mr. Randlett’s professional specialties include the real estate and construction, financial institutions and transportation industries.  Prior to joining the Law & Economics Consulting Group, Mr. Randlett was a managing partner and senior real estate specialist for Peat Marwick Main & Co. in Northern California, where he had been employed since 1966, and then a consultant at the New York branch of Midland Bank from 1989 to 1990.  Mr. Randlett is a former member of the Policy Advisory Board, School of Real Estate and Urban Economics, University of California at Berkeley and a current member of the American Institute of Certified Public Accountants.  He received a Bachelor of Arts degree from Princeton University in 1966.

Meetings and Committees of the Board of Directors

During 2004, the Board held nine meetings (in person, telephonically or by written consent).  Each director attended (whether in person, telephonically or by written consent) at least 75% of the total number of the meetings of the Board and meetings of the committee of the Board on which he served.  The Company encourages, but does not require, its Board members to attend the annual stockholders meeting.  All of the Company’s ten directors attended the 2004 annual meeting of stockholders.  The Board has six committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Stock Incentive Plan Committee, the Nominating and Corporate Governance Committee and the Pricing Committee.

The Board has determined that the following directors have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), and each is independent within the meaning of independence as set forth in the rules of the New York Stock Exchange:  David W. Brady, Robert E. Larson, George M. Marcus, Gary P. Martin, William A. Millichap, Issie N. Rabinovitch, Thomas E. Randlett, and Willard H. Smith, Jr.

The Board has designated, in accordance with New York Stock Exchange corporate governance listing standards, George M. Marcus, as the presiding independent director.  The Company’s non-management directors meet at regularly scheduled executive sessions without management at which George M. Marcus presides.

The Executive Committee presently consists of Messrs. Guericke, Marcus and Randlett. The Executive Committee has such authority as is delegated by the Board, including the authority to execute certain contracts and agreements with unaffiliated parties, except that the Executive Committee does not have the power to declare dividends or other distributions on stock, elect directors, issue stock other than in certain limited circumstances, recommend to the stockholders any action which requires stockholder approval, amend the Bylaws, or approve any merger or share exchange which does not require stockholder approval.  The Executive Committee met (in person, telephonically or by written consent) nine times during 2004.

The Audit Committee presently consists of Messrs. Brady, Martin and Randlett.  The Audit Committee recommends the appointment of an independent registered public accounting firm to audit the financial statements of the Company for the fiscal year for which they are appointed, reviews audit reports and takes such action as may be deemed appropriate with respect to such audit reports.  The Audit Committee also monitors the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal controls over financial reporting, and it reviews allegations of wrongdoing that involve Company personnel.  The Audit Committee operates under a written charter, which can be viewed at the Company’s website on www.essexpropertytrust.com.  The Board of Directors has determined that all Audit Committee members have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this proxy statement) and meet the New York Stock Exchange standard for independence.  In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate.  The Board of Directors has limited the number of audit committees of public companies on which a current member of the Company’s Audit Committee can simultaneously serve to three committees.  The Audit Committee met (in person, telephonically or by written consent) nine times during 2004.

The Board of Directors has also determined that Thomas E. Randlett is the “audit committee financial expert” as defined by Item 401(h)  of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

The Compensation Committee presently consists of Messrs. Larson, Marcus and Rabinovitch.  The Compensation Committee establishes and reviews annually the Company’s general compensation policies applicable to the Company’s executive officers, reviews and approves the level of compensation of the Chief Executive Officer and other executive officers of the Company, reviews and advises the Board concerning the performance of the Chief Executive Officer and other employees whose compensation is within the review jurisdiction of the Compensation Committee, reviews and advises the Board concerning regional and industry-wide compensation practices and trends, and recommends benefit plans from time to time.  The Compensation Committee operates under a written charter, which was revised in 2005 and which can be viewed at www.essexpropertytrust.com.  All members of the Compensation Committee are independent directors within the meaning of the rules of the New York Stock Exchange.  The Compensation Committee met (in person, telephonically or by written consent) five times during 2004.

The Stock Incentive Plan Committee presently consists of Messrs. Larson, Martin and Rabinovitch.  The Stock Incentive Plan Committee administers the Essex Property Trust, Inc. 2004 Stock Incentive Plan, including the authority to grant and to amend options thereunder, and to report to the Board regarding that plan from time to time, or whenever called upon to do so.  All members of the Stock Incentive Plan Committee are independent directors within the meaning of the rules of the New York Stock Exchange.  The Stock Incentive Plan Committee met (in person, telephonically or by written consent) once during 2004.

The Nominating and Corporate Governance Committee consists of Messrs. Larson, Rabinovitch, and Randlett.  The Nominating and Corporate Governance Committee assists the Board of Directors in selecting nominees for election to the Board and monitors the composition of the Board.  The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee meet the independence requirements of the rules and regulations of the New York Stock Exchange.  The Nominating and Corporate Governance Committee met three times during 2004.

The Nominating and Corporate Governance Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors.  However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate, given the historical absence of stockholder proposals.  The Nominating and Corporate Governance Committee will review periodically whether a more formal policy should be adopted.  Stockholders wishing to recommend candidates for consideration by the Nominating  and Corporate Governance Committee may do so by writing to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303 providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of Company’s stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating and Corporate Governance Committee.  There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a Stockholder.  The Company does not pay any third party to identify or assist in identifying or evaluation potential nominees.

The Nominating and Corporate Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee.  A copy of the charter can be viewed at the Company’s website on www.essexpropertytrust.com.

In reviewing potential candidates for the Board, the Nominating and Corporate Governance Committee considers the individual’s real estate experience, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria.  Of greatest importance is the individual’s  integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company.  The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

The Nominating and Corporate Governance Committee further reviews current trends and practices in corporate governance and recommends to the Board of Directors the adoption of programs pertinent to the Company.

The Pricing Committee presently consists of Messrs. Guericke, Schall and Smith.  The Pricing Committee establishes the price at which the Company’s securities will be offered to the public in public offerings of the Company’s securities.  The Pricing Committee did not meet in 2004.

Access to Corporate Governance Policies

Stockholders may access the Company’s committee charters, the code of ethics and corporate governance guidelines at Company’s Internet website at www.essexpropertytrust.com.  Copies of the Company’s committee charters, corporate governance guidelines and code of ethics will be provided to any Stockholder upon written request to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

Communication between Stockholders and Directors

The Company’s Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors.  Nevertheless, every effort has been made to ensure that the views of Stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to Stockholders on a timely basis.  The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board.  However, Stockholders wishing to formally communicate with the Board of Directors may send communications directly to the Presiding Director of the Board:  George M. Marcus, Chairman of the Board, c/o Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California  94303.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee and the Stock Incentive Plan Committee were formed in June 1994.  No interlocking relationship existed in 2004 or presently exists between any member of the Company’s Compensation Committee, Stock Incentive Plan Committee or Board of Directors on the one hand and another company’s compensation committee, stock incentive plan committee or Board of Directors on the other hand.  Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section titled “Certain Relationships and Related Transactions.”

Compensation of Directors

Beginning in May 2004, each director, who is not an executive officer, receives the following compensation:

•                                          An annual grant of options to purchase 2,500 shares of the Company’s Common Stock at the closing market price of the Common Stock on the date of grant.  This annual grant occurs as of the annual shareholder’s meeting date.  In 2004, pursuant to this arrangement, each director, who was not an executive officer, received a grant of an option to purchase 2,500 shares of Common Stock at an exercise price of $62.34.

•                                          An annual cash retainer, paid quarterly, in the amount of $22,000 per year.

•                                          A board attendance fee of $1,000 per meeting attended.

•                                          A committee attendance fee of $500 per meeting, except as to regularly scheduled audit committee meetings, for which a $1,000 attendance fee is paid.  With the exception of meetings of the Audit Committee, no meeting attendance fees shall apply when both Board of Directors and committee meetings occur on the same day.

•                                          The Chairman of the Audit Committee, Mr. Randlett, receives $10,000 per year, payable quarterly, in addition to the other compensation indicated above.

In 2004, the directors who were not executive officers were Messrs. Brady, Larson, Marcus, Martin, Millichap, Rabinovitch, Randlett and Smith.

Prior to the adoption of the Director compensation program outlined above, Mr. Smith received $5,000 in 2004 for consulting services and Mr. Randlett received $5,000 in 2004 for acting as the Chairman of the Audit Committee.

Each non-employee director, upon joining the Board of Directors, receives an automatic grant of an option to purchase 4,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of the grant of such option pursuant to the Company’s 2004 Non-Employee Director Option Program.  In the event of a change in control of the Company, the Board may unilaterally cancel a director option as of any date to the extent then unexercised after advance written notice to each affected director.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth certain information for the years ended December 31, 2002, 2003 and 2004 concerning compensation of the Company’s Chief Executive Officer, the four other most highly compensated executive officers of the Company and the Company’s newly appointed chief financial officer (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation		Long Term Compensation
			Awards
Name and Position	Year	Salary($)	Bonus($)	Restricted Stock Awards($)(1)		Securities Underlying Stock Options/ SARs(#)

Keith R. Guericke Vice Chairman of the Board, Chief Executive Officer and President	2004	$278,000	$600,000	$717,033	(2)	—
	2003	$300,000	—	—		—
	2002	$300,000	$180,000	—		—

Michael J. Schall Director, Senior Executive Vice President and Chief Financial Officer	2004	$252,500	$600,000	$717,033	(2)	—
	2003	$275,000	—	—		—
	2002	$275,000	$180,000	—		—

Michael T. Dance (3) Executive Vice President and Chief Financial Officer	2004	$—	$—	$—		—

	Annual Compensation		Long Term Compensation
			Awards
Name and Position	Year	Salary($)	Bonus($)	Restricted Stock Awards($)(1)		Securities Underlying Stock Options/ SARs(#)

John D. Eudy Executive Vice President- Development	2004	$100,000	$525,000	$551,548	(2)	—
	2003	$100,000	$100,000	—		—
	2002	$100,000	$175,000	—		—

Robert C. Talbott Senior Vice President	2004	$100,000	$335,000	$330,970	(2)	—
	2003	$100,000	$60,000	—		—
	2002	$100,000	$132,500	—		—

Craig K. Zimmerman Executive Vice President- Acquisitions	2004	$100,000	$650,000	$551,548	(2)	—
	2003	$100,000	$100,000	—		—
	2002	$100,000	$205,000	—		—

(1)                                  Represents Series Z-1 Incentive Units of limited partnership (“Series Z-1 Incentive Units”) in Essex’s Operating Partnership, which, upon certain triggering events, will automatically convert into common units of limited partnership interest in the Operating Partnership based on a conversion ratio that may increase over time upon satisfaction of specific conditions.  Common units of the Operating Partnership are exchangeable on a one-for-one basis into shares of the Company’s Common Stock.  The conversion ratio of Series Z-1 Incentive Units into common units was initially set at 20% and will increase by up to 10% on January 1 of each year for each participating executive who remains employed by the Company if the Company has met a specified “funds from operations” per share target for the prior years, or such other target as the Compensation Committee deems appropriate, up to a maximum conversion ratio of 100%.

(2)                                  In 2004, Essex granted Messrs. Guericke, Schall, Eudy, Talbott and Zimmerman, 10,607, 10,607, 8,159, 4,896 and 8,159 Series Z-1 Incentive Units, respectively.

                                                The amounts in the table assume the maximum conversion ration of 1.0, even though the conversion ratio at the time of grant and as of December 31, 2004 was 20%.  The amounts are also based on valuing each unit as equal to a share of Essex common stock with a per share price of $68.60, the closing price of the Essex common stock on the New York Stock Exchange on the date of grant of the Series Z-1 Incentive Units, less the $1.00 capital contribution required for each unit.  Based on the closing price of the common stock on December 31, 2004 of $83.80 (and less the $1.00 capital contribution), such values and the total number of Series Z Incentive Units held by each of the above named persons on December 31, 2004 (which is the same as the number of Units initially awarded) are as follows:  Mr. Guericke, 10,607 units ($878,260); Mr. Schall, 10,607 units ($878,260); Mr. Eudy, 8,159 units ($675,565); Mr. Talbott, 4,896 units ($405,389); and Mr. Zimmerman, 8,159 units ($675,565)

                                                As of December 31, 2004, the conversion ratio of Series Z-1 Inventive Units into common units of the Operating Partnership was 20%.  Based on such conversion ratio and the closing price per share of the Company’s Common Stock on the New York Stock Exchange on December 31, 2004, which was $83.80, and less the $1.00 capital contribution required for each unit, the value of the non-forfeitable Series Z-1 Incentive Units as of December 31, 2004, held by Messrs. Guericke, Schall, Eudy, Talbott and Zimmerman was $167,166, $167,166, $128,585, $77,160 and $128,585, respectively.

                                                Series Z-1 Incentive Units are entitled to participate in regular quarterly distributions on an adjusted basis.  Over time the distribution percentage may increase, generally based on satisfaction of the same conditions as increases in the conversion ratio.  During the six months ended December 31, 2004, the regular quarterly distributions on the Series Z-1 Incentive Units were equal to 25% of the distributions on a common unit of the Operating Partnership.  See “Series Z and Series Z-1 Incentive Units” below.

(3)                                  Michael T. Dance was hired as the Company’s Executive Vice President and Chief Financial Officer on February 15, 2005.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

The following table provides the specified information concerning exercises of options to purchase the Company’s Common Stock in fiscal year 2004, and unexercised options held as of December 31, 2004.

Name	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise(1)	Number of Securities Underlying Unexercised Options At Fiscal Year-End (1)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Keith R. Guericke	21,573	$704,856	27,427	—	$1,359,008	—

Michael J. Schall	14,427	534,573	4,573	—	226,592	—

Michael T. Dance	—	—	—	—	—	—

John D. Eudy	—	—	—	—	—	—

Robert C. Talbott	—	—	9,131	—	473,552	—

Craig K. Zimmerman	—	—	—	—	—	—

(1)                                  The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market value on the exercise date.

(2)                                  The value of “in-the-money” stock options represents the positive spread between the exercise price of options and $83.80, the price per share of the underlying shares of Common Stock, as reported on the New York Stock Exchange on December 31, 2004 (the last trading day of fiscal year 2004).

Equity Compensation Plans

The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2004.

Plan Category	Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights	Weighted Average Exercise Price For Outstanding Options, Warrants And Rights	Securities Remaining Available for Future Issuance Under Plans

Equity compensation plans approved by security holders:

Option Plans	463,376	$47.07 (1)	1,151,500

Equity compensation plans not approved by security holders:

Series Z Incentive Units(2)	200,000	N/A	0

Series Z-1 Incentive Units(2)	95,953	N/A	304,047

Phantom Stock Units(3)	7,880	N/A	0

Total	767,209	—	1,455,547

(1)                                  This weighted average price amount applies only to options granted under the Company’s 1994 and 2004 Plans.

(2)                                  Series Z and Series Z-1 Incentive Units are convertible, upon certain triggering events, into common units of the Operating Partnership, which in turn are exchangeable on a one-for-one basis for shares of the Company’s Common Stock.  The conversion ratio for Series Z Incentive Units and Series Z-1 Incentive Units was 45.5% and 30.0%, respectively, as of the Record Date.  These conversion ratios may increase over time, up to 100%, upon satisfaction of specific conditions.  See “Series Z and Series Z-1 Incentive Units” below.

(3)                                  The information in the table is as of December 31, 2004.  On January 1, 2005, the phantom stock units became fully vested and were subsequently converted into Common Stock prior to the Record Date.

EMPLOYMENT CONTRACTS

The Company and Michael T. Dance, the Company’s Executive Vice President and Chief Financial Officer, are parties to a letter agreement, dated January 14, 2005.  The letter agreement provides for an at-will employment relationship with the Company with a base salary payable to Mr. Dance of $200,000 per year and, in addition, incentive compensation ranging from $175,000 to $225,000, payable on the first anniversary of Mr. Dance’s employment with the Company.  Pursuant to the agreement, upon commencing employment in February, 2005, Mr. Dance received stock options to purchase 10,000 shares of common stock at an exercise price of $72.70 per shares.  In addition, Mr. Dance is to be issued 15,000 Series Z-1 Incentive Units for a purchase price, payable in cash on the issuance date of $1.00 per Unit.

SERIES Z AND SERIES Z-1 INCENTIVE UNITS

The Company has adopted an incentive program involving the issuance of Series Z Incentive Units (“Series Z Incentive Units”) and Series Z-1 Incentive Units (“Series Z-1 Incentive Units”) of limited partnership interest in the Operating Partnership.  This program is intended to further the Company’s objective of long-term growth in funds from operations per share by providing long-term incentives to those key employees of the Company who will be largely responsible for the achievement of such long-term growth.  The Series Z Incentive Units and Series Z-1 Incentive Units are a means to link compensation to targeted levels of growth in funds from operations per share.

The issuance of Series Z Incentive Units and Series Z-1 Incentive Units is administered by the Company’s Compensation Committee.  Participants in the program are senior management and key employees of the Company.  The Compensation Committee has the authority to select participants and determine the awards to be made to each participant.

The Series Z Incentive Units program authorized up to 200,000 Series Z Incentive Units to be issued.  On June 28, 2001, the Operating Partnership issued all 200,000 Series Z Incentive Units to eleven senior executives of the Company in exchange for a capital commitment of $1.00 per Series Z Incentive Unit.  No further Series Z Incentive Units may be issued.

The Series Z-1 Incentive Units program authorizes the issuance of up to 400,000 Series Z-1 Incentive Units.  In June 2004, the Operating Partnership issued 95,953 Series Z-1 Incentive Units to 14 senior executives of the Company in exchange for a capital commitment of $1.00 per Series Z-1 Incentive Unit.  As of December 31, 2004, an additional 304,047 Series Z-1 Incentive Units were available for future issuance.

Upon certain triggering events, the Series Z and Series Z-1 Incentive Units will automatically convert into common units of limited partnership interest in the Operating Partnership based on a conversion ratio that may increase over time upon satisfaction of specific conditions.  Common units of the Operating Partnership are exchangeable on a one-for-one basis into shares of the Company’s Common Stock.  The conversion ratio of Series Z and Series Z-1 Incentive Units into common units, will increase by up to 10% (up to 20% in certain circumstances in the year following their initial issuance) on January 1 of each year for each participating executive who remains employed by the Company if the Company has met a specified “funds from operations” per share target, or such other target as the Compensation Committee deems appropriate, for the prior year, up to a maximum conversion ratio of 100%.  The conversion ratio of the Series Z Incentive Units as of February 28, 2005 was 45.5% and the conversion ratio of the Series Z-1 Incentive Units as of February 28, 2005 was 30%.

The Series Z and Series Z-1 Incentive Units will automatically convert into common units of the Operating Partnership (i) if the conversion ratio reaches the maximum level of 100%, (ii) if none of the participating executives remain employed by the Company, (iii) if the Company dissolves or is liquidated or, (iv) at the latest, on January 1, 2016 in the case of Series Z Incentive Units and June 2019 in the case of Series Z-1 Incentive Units.  In certain change of control situations, the participating executives will also be given the option to convert their units at the then-effective conversion ratio.  In addition, the Operating Partnership has the option to redeem Series Z and Series Z-1 Incentive Units held by any executive whose employment has been terminated for any reason and the obligation to redeem any such units following the death of the holder.  In such event, the Operating Partnership will redeem the units for, at its option, either common units of the Operating Partnership or shares of the Company’s Common Stock based on the then-effective conversion ratio.

The Series Z and Series Z-1 Incentive Units are entitled to participate in regular quarterly distributions on an adjusted basis.  In 2004, each Series Z Incentive Unit and each Series Z-1 Incentive Unit was entitled to receive 35.5% and 25%, respectively, of the distribution received by each common unit of the Operating Partnership.  As of February 28, 2005, each Series Z Incentive Unit and each Series Z-1 Incentive Unit was entitled to receive 45.5% and 30.0%, respectively, of the distribution received by each common unit of the Operating Partnership.  Over time the distribution percentages of the Series Z and Z-1 Incentive Units may increase, generally based on satisfaction of the same conditions as increases in the conversion ratio.

EXECUTIVE SEVERANCE PLAN

In May 2001, the Company adopted an executive severance plan that covers the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, certain First Vice Presidents, and any Vice President with ten (10) or more years of service with the Company.  Thus, this plan covers Messrs. Guericke, Schall, Dance, Eudy, Talbott and Zimmerman and other officers of the Company.  Under this plan, if there is a change in control (as defined in the plan) of the Company, all stock options to the officers covered by the plan shall become fully exercisable and shall remain outstanding for the remainder of their original terms, regardless of any subsequent termination of such officer’s employment.

In addition, the plan provides that if within 12 months following a change in control of the Company, the Company terminates without cause (as defined in the plan) an officer covered by the plan or such officer terminates his or her employment for good reason (as defined in the plan), then the Company shall pay such officer an amount equal to (i) two times the amount of such officer’s current annual base salary, and (ii) two times the amount of such officer’s targeted annual bonus.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following compensation committee report shall not be deemed to be incorporated by reference into any such filings.

The Company’s Compensation Committee is responsible for developing, administering and monitoring the compensation policies applicable to the Company’s executive officers,

including the Series Z and Series Z-1 Incentive Unit Programs. The Company’s Stock Incentive Plan Committee (collectively, with the Compensation Committee, the “Committees”) is responsible for the administration of the Company’s 1994 and 2004 Stock Incentive Plans, under which, in the case of the 2004 Stock Incentive Plan, grants may be made to executive officers and other key employees.

Executive Compensation Philosophy. The Committees believe that the primary goal of the Company’s executive compensation program should be related to creating stockholder value. The Committees seek to offer the Company’s executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company as compared to other REITs and their contribution to that performance. The executive compensation program is designed to attract and retain executive talent that contributes to the Company’s long-term success, to reward the achievement of the Company’s short-term and long-term strategic goals, to link executive officer compensation and stockholder interests through equity-based plans, and to recognize and reward individual contributions to Company performance. When setting executive officer compensation, the Committees intend to evaluate annually the performance of the Company and to compare the Company’s performance and compensation structure with those of other REITs and real estate companies engaged in activities similar to those of the Company.

Key factors considered by the Compensation Committee in 2004 included:

•                                          the change in funds from operations per share as compared to other multifamily REITs,

•                                          success in the Company’s ability to identify markets with strong long-term growth potential consistent with its strategy,

•                                          the Company’s success in acquiring or developing properties in markets targeted by its economic research,

•                                          the implementation of the Company’s disposition program, including the reinvestment of funds generated from asset sales, and

•                                          the Company’s success at identifying attractive financing alternatives

The Company’s compensation program has three principal elements: base salary, performance incentive bonuses and long-term incentive awards.

Base Salaries and Bonus. The base compensation and bonuses for the Company’s Named Executive Officers in 2004 was established through negotiations between the Company and each Named Executive Officer. The base salaries will be reviewed annually and may be adjusted by the Compensation Committee in accordance with certain criteria determined primarily on the basis of growth in funds from operations per share of Common Stock and other key factors considered by the Compensation Committee, and on the basis of certain other factors, which include (i) individual performance, (ii) the functions performed by the executive officer, and (iii) changes in the compensation peer group in which the Company competes for executive talent. Although the Compensation Committee considers these factors in determining base salaries and adjustments thereto, the Compensation Committee anticipates that the analysis will be subjective rather than objective and the weight given such factors may vary from individual to individual.

Long-Term Incentive Plan. The Compensation Committee believes that long term incentive programs can promote executive management retention and alignment of executive and stockholder interests. The factors considered in establishing the Company’s long term incentive plan and authorizing grants thereunder included (i) the equity incentive programs of the peer group in which the Company competes for executive talent and (ii) the Company’s future performance goals that are expected to lead to appreciation in the Company’s Common Stock.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Company’s 2004 and 1994 Stock Incentive Plans are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. In addition, the Committee believes that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation. The Committee’s present intention is to qualify, to the extent reasonable, a substantial portion of the executive officers’ compensation for deductibility under applicable tax laws. However, the Committee reserves the right to design programs that recognize a full range of performance criteria important to the Company’s success, even where compensation payable under such programs may not be deductible.

Chief Executive Officer Compensation. The base compensation of Keith R. Guericke in 2004 was $278,000, which had been determined through negotiations between the Company and Mr. Guericke. In 2004, Mr. Guericke received a cash bonus in the amount of $600,000.  Mr. Guericke also received 10,607 Series Z-1 incentive units pursuant to the Company’s long-term incentive plan for a cash payment of $10,607.  In authorizing the bonus compensation for Mr. Guericke, the Compensation Committee considered (i) the growth in Funds From Operations per share from the previous year, (ii) the realized gains and contribution to funds from operations from the Company’s disposition of Essex Apartment Value Fund I and the Essex at Lake Merritt, (iii) the operating results of the Company’s relative to budget and other multifamily REITs and (iv) the compensation levels for the Chief Executive Officers of other multifamily REITs.  Mr. Guericke’s base salary, bonus, and long-term incentive awards, if any, will be reviewed by the Committees and adjusted annually based on the criteria for all executive officers discussed above.

Compensation Committee of
The Board of Directors

Robert E. Larson
George M. Marcus
Issie N. Rabinovitch

STOCK PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following stock  performance graph shall not be deemed to be incorporated by reference into any such filings.

The following stock price performance graph compares the yearly percentage change in (i) the cumulative total stockholder return on the Company’s Common Stock since December 31, 1999 with (ii) the cumulative total stockholder return on (a) the Standard & Poor’s 500 Stock Index (“S&P 500”) and (b) the Equity REIT Total Return Index prepared by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”).  The stock price performance graph assumes an investment of $100 in the Company’s Common Stock, the S&P 500, and in the NAREIT Equity REIT Total Return Index, on December 31, 1999.  The graph also assumes the reinvestment of all dividends.

IT SHOULD BE NOTED THAT THE FOLLOWING LINE GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG ESSEX PROPERTY TRUST, INC.,
S&P 500 INDEX AND NAREIT ALL EQUITY REIT INDEX

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

The Audit Committee of the Board of Directors consists of Messrs. Brady, Martin and Randlett.  Mr. Randlett serves as Chairman of the Committee.  The Board of Directors has determined that each of the members of the Audit Committee meets the independence and experience requirements of the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission, as currently applicable to the Company.

The Audit Committee operates under a written charter approved by the Board of Directors, which was amended and restated on March 26, 2003.  A copy of the charter was attached to the Company’s 2003 Proxy Statement Appendix A.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of an independent registered public accounting firm to audit the consolidated financial statements and internal controls over financial reporting of the Company and meets with such personnel of the Company to review the scope and the results of the annual audits, the amount of audit fees, the Company’s internal controls over financial reporting, the Company’s consolidated financial statements and schedule contained in the Company’s Annual Report included in the Form 10-K and other related matters.

The Audit Committee has reviewed and discussed with management the consolidated financial statements and management’s assessment of internal controls over financial reporting by the Audit Committee for fiscal year 2004 audited by KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have recommended, subject to Stockholder ratification, the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2005.

Members of the Audit Committee: David W. Brady, Gary P. Martin, Thomas E. Randlett, Chairman

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MARCUS & MILLICHAP REAL ESTATE INVESTMENT BROKERAGE COMPANY

The Marcus & Millichap Real Estate Investment Brokerage Company (“M&M REIBC”) is a commercial real estate brokerage firm that is a subsidiary of The Marcus & Millichap Company (“M&M”).  Mr. Millichap, a director of the Company, is the Chairman of M&M REIBC.  Mr. Marcus, the Chairman of the Company, is the Chairman of M&M.  During the year ended December 31, 2004, the Company paid $350,000 in brokerage commissions to M&M REIBC with respect to purchases and sales of real estate.

In connection with the Company’s 1994 initial public offering (the “IPO”), M&M REIBC, Essex Portfolio, L.P. (the “Operating Partnership”), the Company and Essex Management Corporation (“EMC”) entered into an agreement (the “Brokerage Agreement”) that provides that if the Company or the Operating Partnership enters into a transaction with M&M REIBC in which either of them or a third party pays a brokerage commission to M&M REIBC, a percentage of such commission, reflecting M&M REIBC’s net profit, will be discounted or paid to EMC.  The Brokerage Agreement expired and was not renewed in 2004.

PROPERTY MANAGEMENT

The Company, through the Operating Partnership, owns all of the nonvoting preferred stock of EMC.  During 2004, EMC received approximately $106,700 for property and asset management services for properties that are not owned by the Company but in which Mr. Marcus holds a partial ownership interest.  The fees charged by EMC with respect to such properties are comparable to the fees it charges for providing property and asset management services for other properties.

INVESTMENT IN MOUNTAIN VISTA APARTMENTS, LLC

On May 1, 2000, the Company originated an 11.5% subordinated $9.5 million loan to Mountain Vista Apartments, LLC (“Mountain Vista”), which loan related to the acquisition and redevelopment of an apartment community owned by Mountain Vista.  Mountain Vista is controlled by The Marcus & Millichap Company (“M&M).  The Chairman of M&M is George Marcus, who is also the Chairman of the Company.  In addition, William Millichap, a director of the Company, is also the Chairman of the Marcus & Millichap Real Estate Investment Brokerage Company, an affiliate of M&M.  After the initial 2000 loan, the Company made additional loan advances related to the redevelopment.  The loan agreements for such loans provide, in part, that the Company is entitled to 25% of the profits generated by Mountain Vista after providing an 11.5% annualized return on equity.  The loans were subsequently converted to an ownership interest in Mountain Vista that had similar economic features as the loans.  In November 2001, Mountain Vista loaned the Company approximately $6.8 million related to the refinance of its apartment community, which was recorded as a reduction in the balance of the Company’s investment in Mountain Vista since the substance of the transaction was a distribution from an equity method investee.  At December 31, 2004, the book value of the Company’s investment in Mountain Vista was $6,806,000.  The investment in Mountain Vista was approved by the disinterested directors of the Company’s board of directors.

AGREEMENT BETWEEN MR. MARCUS AND THE COMPANY

George Marcus, the Company’s Chairman, is also involved in other real estate businesses.  Mr. Marcus has entered into a written agreement with the Company pursuant to which Mr. Marcus has agreed (1) that he will not divert any multifamily property acquisition and/or development opportunities, which involve properties in the Company’s geographic areas and with more than one hundred rental units, that are presented to him in his capacity as Chairman of the Company to any of his affiliated companies, (2) that he will not divulge any information regarding property acquisition and/or development opportunities that may be received by him in his capacity as Chairman of the Company to any of his affiliated companies and (3) that he will absent himself from any and all discussions by the Company’s Board of Directors regarding any proposed acquisition and/or development of a multifamily property where it appears that there may be an actual conflict of interest with any of his affiliated companies.  This agreement was approved by the independent directors (other than Mr. Marcus) of the Company.

INDEBTEDNESS OF MANAGEMENT

On April 15, 1996, December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999 the Operating Partnership made loans to Keith Guericke, Vice Chairman of the Board, Chief Executive Officer and President of the Company, in the amount of $75,000 each.  Each loan bears interest at 8% per annum, noncompounded, and are due and payable in full, together with all accrued interest, ten years after the date the loans were made.  The loans were made to Mr. Guericke to pay certain tax liabilities related to Mr. Guericke’s ownership of interests in the Operating Partnership.  During 2004, the largest amount outstanding under the loans was $375,000, together with accrued interest of $208,250 as of December 31, 2004.  As of the Record Date, the entire principal amounts, together with accrued interest, of all the loans were outstanding.

On April 30, 1996, December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999 the Operating Partnership made loans to Michael J. Schall, Executive Vice President and Chief Financial Officer of the Company, in the amount of $50,000 each.  Each loan bears interest at 8% per annum, noncompounded, and are due and payable in full, together with all accrued interest, ten years after the date the loans were made.  The loans were made to Mr. Schall to pay certain tax liabilities related to Mr. Schall’s ownership of interests in the Operating Partnership.  During 2004, the largest amount outstanding under the loans was $250,000, together with accrued interest in the amount of $138,666 as of December 31, 2004.  As of the Record Date, the entire principal amounts, together with accrued interest, of all the loans were outstanding.

SALE OF SERIES Z-1 INCENTIVE UNITS

In June 2004, the Operating Partnership sold an aggregate of 95,953 Series Z-1 Incentive Units of limited partnership interest in the Operating Partnership (the “Series Z Incentive Units”) to 14 of the Company’s officers, including all of the Named Executive Officers (other than Mr. Dance, who as of such date had not yet joined the Company), in exchange for aggregate capital commitments of $95,953.  Such capital commitments of $1.00 per Series Z-1 Incentive Unit were paid by the Named Executive Officers, as well as by the other executive officers, at the closing of the sale and, for recipients other than the executive officers are payable on demand, and are to be offset by any distributions paid with respect to such Series Z-1 Incentive Unit, until the capital commitment has been reduced to zero.  Such capital commitments do not bear interest.  See “Series Z and Series Z-1 Incentive Units.”

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2004 and has been appointed by the Board to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.  In the event that ratification of this appointment of KPMG LLP is not approved by the affirmative vote of a majority of the votes cast on the matter, then the appointment of the independent registered public accounting firm will be reconsidered by the Board.  Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2005.

A representative of KPMG LLP is expected to be present at the Annual Meeting.  The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

FEES PAID TO KPMG LLP

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and December 31, 2004 and fees billed for other services rendered by KPMG LLP during those periods:

	Fiscal 2004	Fiscal 2003
Audit Fees (1)	$1,239,574	$623,740
Audit-Related Fees (2)	—	—
Tax Fees (3)	265,838	195,748
All Other Fees (4)	—	—
Total	$1,505,412	$819,488

(1)                        Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and the audit of internal controls and the related management assessment of internal controls, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.  The increase in Audit fees is primarily attributable to the recently required audit of internal controls and the related management assessment of internal controls.

(2)                 Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”  There were no Audit-Related Fees incurred in fiscal 2004 or fiscal 2003.

(3)                 Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.  These services include assistance regarding federal and state tax compliance and tax planning.

(4)                 All Other Fees consist of fees for products and services other than the services reported above.  There were no fees in this category incurred in fiscal 2004 and fiscal 2003.

In making its recommendation to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005, the Audit Committee has considered whether services other than audit and audit-related services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.  Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget.  In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis.  For each proposed service, the independent registered accounting firm may be required to provide detailed back-up documentation at the time of approval.  The status of any pre-approved service is reported at the next regularly scheduled audit committee meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2005

CODE OF ETHICS

The Board of Directors has adopted a Code of Ethics applicable to all directors, officers, and employees of the Company as required by applicable securities laws, rules of the Securities and Exchange Commission, and the listing standards of the New York Stock Exchange.  A copy of the Code of Ethics is posted on the Company’s Internet website at www.essexpropertytrust.com.  The Company will post on its website any amendments to, or waivers from, any provision of its Code of Ethics.  A copy of the Code of Ethics will be provided to any Stockholder upon written request to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

OTHER MATTERS

Deadline for Receipt of Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  Stockholder proposals to be considered properly brought before an annual meeting by a Stockholder, the Stockholder must have given timely notice therefor in writing to Jordan E. Ritter, the Secretary of the Company.  To be timely for the Company’s 2006 Annual Meeting of Stockholders, a Stockholder’s notice must be received by the Secretary at the principal executive offices of the Company, no earlier than January 19, 2006 and no later than February 18, 2006.  A Stockholder’s notice shall set forth (i) as to each person whom the Stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such Stockholder, as they appear on the Company’s books, and of such beneficial owner and (b) the number of shares of each class of stock of the Company which are owned beneficially and of record by such Stockholder and such beneficial owner.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.  Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2006 Annual Meeting of Stockholders must be received by the Company not later than December 5, 2005 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file with the SEC and the New York Stock Exchange initial reports of ownership and changes in ownership of the Company’s Common Stock.  Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.  To the Company’s knowledge, based solely on its review of the copies of such reports received, the Company believes that for the fiscal year ending December 31, 2004, all Reporting Persons complied with all Section 16(a) filing requirements applicable to them.

Other Matters

The Board is not aware of any other matter to be presented to the Annual Meeting.  If any other business is properly brought before the Annual Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

It is important that the proxies be returned promptly and that your shares be represented.  Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO JORDAN K. RITTER, THE CORPORATE SECRETARY, ESSEX PROPERTY TRUST, INC., 925 EAST MEADOW DRIVE, PALO ALTO, CALIFORNIA 94303, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors

Keith R. Guericke

Vice Chairman of the Board,

Chief Executive Officer and President

April 4, 2005
Palo Alto, California

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DESIGNATION (IF ANY)	000000000.000 ext
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C 1234567890 J N T

☐ Mark this box with an X if you have made
changes to your name or address details above

Annual Meeting Proxy Card

Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE VOTING INSTRUCTIONS.

1.The Board of Directors recommends a vote FOR the election of the following four Class II directors of Essex Property

Trust, Inc. (the “Company”) to serve until the 2008 Annual Meeting of Stockholders and until their successors are elected and qualified.

	For	Withhold		For	Withhold
01 - David W. Brady	☐	☐	03 - Michael J. Schall	☐	☐

02 - Robert E. Larson	☐	☐	04 - Willard M. Smith, Jr.	☐	☐

Issues

The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the independent	☐	☐	☐
auditors for the Company for the year ending December 31, 2005.

3. To transact such other business as may properly come before the

Annual Meeting and any adjournment or postponement thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxyholders will have authority to vote FOR the election of all directors, and FOR proposal 2.

In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

1 U P X	HHH	P P P P	0051361

001CD40001	00EPFC

Proxy - Essex Property Trust

925 EAST MEADOW DRIVE, PALO ALTO, CALIFORNIA 94303

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 10, 2005

Keith R. Guericke and Michael J. Schall (the “Proxyholders”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Essex Property Trust, Inc, to be held on Tuesday, May 10, 2005, at 1:00 p.m., Pacific Time at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025, and any adjournments or postponements thereof.

SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors’ recommendations, just sign and date on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

Telephone Instructions

You can vote by telephone! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)

• Call toll free 1-800-379-0672 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the simple instructions provided by the recorded message

C0123456789	12345

If you vote by telephone, please DO NOT mail back this proxy card.

Proxies submitted by telephone must be received by 1:00 a.m., Central Time, on May 10, 2005.

THANK YOU FOR VOTING